             June 10, 2011

Bohn H. Crain
Radiant Logistics, Inc., CEO
405 114th Avenue, SE, Third Floor
Bellevue, WA  98004

RE:  Modification to Employment Agreement

Dear Bohn:

This letter agreement is intended to constitute a formal binding modification to your Employment Agreement with Radiant Logistics, Inc. (the “Company”) effective January 13, 2006 (the “Employment Agreement”) as previously amended by letter agreement dated December 31, 2008.    The Employment Agreement is hereby further modified effective June 16, 2011, as follows:

1.  Section 2.2 of the Employment Agreement shall be amended by deleting the section in its entirety and replacing it with the following:

“Subject to the provisions of Section 6, the Employment Period for the Executive's employment under this Agreement will continue through December 31, 2016, and shall be automatically renewed for consecutive three-year renewal terms thereafter, unless, not less than twelve months prior to the end of the original term or any renewal term, either party gives the other party written notice of termination of employment which termination shall be effective as of the end of such original term or renewal term. In the event of a Change of Control during the original term or any renewal term, the Employment Period for the Executive’s employment under this Agreement will be automatically extended to a five (5) year term.

2.  Section 3.1 of the Employment Agreement shall be amended by deleting the section in its entirety and replacing it with the following:

“3.1  BASIC COMPENSATION

(a) Base Salary . The Executive will be paid a base salary of $325,000, subject to further adjustment as provided below (the "Base Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Executive's Base Salary will be reviewed by Employer's Board of Directors not less frequently than annually, and may be adjusted upward or downward by Employer but in no event will be less than $325,000 per year.”

3.  Ratification.  Except as expressly amended hereby, the Employment Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect.  This Amendment and the Employment Agreement shall hereafter be read and construed together as a single document.

4.  Amendments; Governing Law.  This Amendment may not be changed orally but only by a written instrument signed by the parties hereto.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the rules governing the conflicts of laws.

5.  Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

6.  Miscellaneous.

(a) Capitalized terms utilized in this Letter Agreement shall, unless otherwise defined herein, have the meaning ascribed under the Employment Agreement;

(b) Except as set forth in this Letter Agreement, the Employment Agreement shall remain in full force and effect.

Kindly place your signature on the line provided below indicating your agreement to the terms set forth above.

Sincerely,

RADIANT LOGISTICS, INC.

BY:  _______________________________
Todd Macomber
Chief Financial Officer

Accepted by:

___________________________________
BOHN H. CRAIN

DATED: ____________________________